Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2022

Third Quarter Highlights

•Interest income of $20.0 million; net interest income of $8.7 million
•Net loss attributable to common stockholders of $(16.2) million
•Earnings per share ("EPS") per basic common share of $(0.71)
•Operating income of $3.1 million
•Operating income per basic common share of $0.14
•Taxable income of $0.26 per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $13.75 at September 30, 2022
•Repurchased and retired $66.0 million face amount of our preferred stock and associated warrants
•Issued $110.0 million aggregate principal amount of 8.875% senior unsecured notes due 2027
•Collected total cash of $57.8 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $72.9 million of cash and cash equivalents at September 30, 2022; average daily cash balance for the quarter was $62.3 million
•As of September 30, 2022, approximately 79.6% of portfolio based on acquisition UPB made at least 12 out of the last 12 payments

New York, NY—November 3, 2022 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), today announces its results of operations for the quarter ended September 30, 2022. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Loan interest income(1)	$14,864	$15,402	$16,186	$16,718	$15,772
Earnings from debt securities and beneficial interests(2)	$4,613	$5,303	$6,866	$6,448	$7,125
Other interest income	$544	$195	$160	$80	$157
Interest expense	$(11,369)	$(9,175)	$(8,606)	$(8,999)	$(8,609)
Net interest income(3)	$8,652	$11,725	$14,606	$14,247	$14,445
Net decrease in the net present value of expected credit losses(3)	$1,935	$961	$3,978	$4,296	$3,678
Other (loss)/income and (loss)/income from equity method investments	$(65)	$(3,918)	$(3,613)	$854	$868
Total revenue, net(1,4)	$10,522	$8,768	$14,971	$19,397	$18,991
Consolidated net (loss)/income(1)	$(9,503)	$(4,781)	$5,631	$9,279	$10,684
Net (loss)/income per basic share	$(0.71)	$(0.40)	$0.15	$0.32	$0.40
Average equity(1,5)	$399,610	$466,847	$489,303	$500,760	$493,687
Average total assets(1)	$1,559,584	$1,645,915	$1,722,610	$1,696,144	$1,669,965
Average daily cash balance(6,7)	$62,334	$60,609	$73,636	$79,294	$89,240
Average carrying value of RPLs(1)	$897,947	$909,382	$946,164	$924,171	$860,155
Average carrying value of NPLs(1)	$100,827	$114,775	$117,670	$116,272	$88,205
Average carrying value of SBC loans	$15,546	$16,704	$19,923	$25,989	$28,469
Average carrying value of debt securities and beneficial interests	$435,849	$487,484	$491,231	$487,110	$520,814
Average asset backed debt balance(1)	$987,394	$1,046,985	$1,099,142	$1,089,104	$1,044,125
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D"), which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for the three months ended September 30, 2022, 93.0 million for the three months ended June 30, 2022 and $115.1 million for the three months ended March 31, 2022, December 31, 2021 and September 30, 2021.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2021, the average daily cash balance excludes $9.4 million of funds on deposit in a non-interest bearing account which closed on August 20, 2021. Including the $9.4 million on deposit, average daily cash was $94.4 million.

For the quarter ended September 30, 2022, we had a GAAP consolidated net loss attributable to common stockholders of $(16.2) million or $(0.71) per common share after preferred dividends. Operating income, a non-GAAP financial measure which adjusts GAAP earnings by removing unrealized gains and losses as well as certain other non-core expenses and preferred dividends, was $3.1 million or $0.14 per common share. We consider Operating income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating income to consolidated net loss/income available to common stockholders, please refer to Appendix B.

During the quarter ended September 30, 2022, we repurchased and retired $66.0 million face amount of our preferred stock and associated warrants for our common stock in a series of repurchase transactions. The repurchase of the preferred stock caused the recognition of $5.7 million of GAAP preferred stock discount expense and the repurchase of the warrants accelerated future GAAP accretion expense on the warrant's put option liability of $8.8 million for a total of $14.5 million in charges related to the repurchases. The repurchase of the preferred stock will save us approximately $3.9 million annually in preferred dividends while the repurchase of the warrants will reduce future put option accretion expense by $8.0 million annually for a total annual savings of $11.9 million.

Our interest income for the quarter ended September 30, 2022 excluding any adjustment for expected credit losses was $8.7 million, a decrease of $3.1 million over the prior quarter. Gross interest income decreased $0.9 million as a result of a lower average balance of our mortgage loan portfolio during the quarter and lower yields on our beneficial interests due to duration expansion as higher interest rates are expected to reduce prepayments from refinancing. Our interest expense for the quarter ended September 30, 2022 increased $2.2 million compared to the prior quarter primarily as a result of rate increases on our floating rate repurchase financing facilities and interest expense on our new unsecured debt deal.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended September 30, 2022, we recorded income of $1.9 million due to the decrease in the net present value of expected future credit losses partially driven by higher than expected payments in full on our mortgage loan portfolio during the quarter compared to $1.0 million of income recorded for the second quarter.

We recorded a loss from our investments in affiliates of $0.5 million for the quarter ended September 30, 2022 compared to a loss of $0.4 million for the quarter ended June 30, 2022. The loss is partially due to the flow through impact of mark to market losses on shares of our stock held by our Manager and our Servicer. We account for our investments in our Manager and our Servicer using the equity method of accounting.

Our GAAP expenses decreased on a quarter over quarter basis by $1.2 million primarily due to a $0.7 million decrease in amortization of our put option liability on our remaining outstanding warrants. Additionally the repurchase of our preferred stock contributed to a decrease in our management fee expense by $0.4 million due to a decline in our average common and preferred equity.

We recorded $22.0 thousand in recoveries on our REO held-for-sale portfolio in real estate operating expense for the quarter ended September 30, 2022. We sold nine properties in the third quarter for a gain of $0.8 million and nine properties were added to REO held-for-sale through foreclosures or through direct purchase.

We ended the quarter with a GAAP book value of $13.75 per common share, compared to a book value per common share of $14.98 for the quarter ended June 30, 2022. The decrease in book value is driven primarily by a mark to market loss on our investments in debt securities, acceleration of discount on the retirement of our preferred stock and warrants, and our GAAP loss for the quarter.

Our taxable income for the quarter ended September 30, 2022 was $0.26 per share of net income available to common stockholders, compared to $0.36 per share of taxable net income available to common stockholders for the quarter ended June 30, 2022. Additionally, we recorded income tax expense of $2.4 million comprised of $1.7 million of income tax on our undistributed 2021 taxable income and $0.7 million of tax on income earned in our taxable REIT subsidiaries.

We collected $57.8 million of cash during the third quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $72.9 million in cash and cash equivalents. Cash collections of $44.7 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $13.1 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

On August 26, 2022, we issued $110.0 million aggregate principal amount of 8.875% unsecured senior notes due 2027 in a private offering. We used the majority of the proceeds from the offering to repurchase and retire some of our outstanding Series A and Series B Fixed-to-Floating Rate Preferred Stock at a discount, as well as the associated warrants, and retained the remainder for general corporate purposes.

We purchased 34 RPLs with UPB of $9.1 million at 42.3% of property value and 90.4% of UPB and three NPLs with UPB of $0.4 million at 52.4% of property value and 69.2% of UPB. These loans were acquired and included on our consolidated balance sheet for a weighted average of 55 days of the quarter.

The following table provides an overview of our portfolio at September 30, 2022 ($ in thousands):

No. of loans	5,426	Weighted average coupon	4.35%
Total UPB(1)	$1,047,692	Weighted average LTV(5)	56.4%
Interest-bearing balance	$957,443	Weighted average remaining term (months)	295
Deferred balance(2)	$90,249	No. of first liens	5,375
Market value of collateral(3)	$2,232,297	No. of second liens	51
Current purchase price/total UPB	81.7%	No. of REO held-for-sale	37
Current purchase price/market value of collateral	42.0%	Market value of REO held-for-sale(6)	6,902
RPLs	88.2%	Carrying value of debt securities and beneficial interests in trusts	$407,901
NPLs	10.6%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	79.6%
SBC loans(4)	1.2%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	69.3%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (61.7% of UPB), ARM (6.9% of UPB) and Hybrid ARM (31.4% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of September 30, 2022 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired three residential RPLs in one transaction from a single seller with aggregate UPB of $0.8 million. The purchase price of the RPLs was 78.5% of UPB and 58.2% of the estimated market value of the underlying collateral of $1.1 million.

We have agreed to acquire, subject to due diligence, two residential RPLs in two transactions with aggregate UPB of $0.6 million. The purchase price of the residential RPLs is 84.2% of UPB and 58.6% of the estimated market value of the underlying collateral of $0.9 million.

On October 26, 2022, we co-invested with third-party institutional investors to form 2022-RPL1 and acquired 17.5% of the securities and trust certificates from the trust. 2022-RPL1 acquired 1,948 RPLs with aggregate UPB of $293.6 million. The purchase price including joint venture expenses is 86.7% of UPB and 39.0% of the estimated market value of the underlying collateral of $653.1 million. Based on the structure of the transaction, we will not consolidate 2022-RPL1 under U.S. GAAP.

On November 3, 2022, our Board of Directors declared a cash dividend of $0.27 per share to be paid on November 29, 2022 to stockholders of record as of November 15, 2022.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, November 3, 2022 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation, risks relating to the impact of the COVID-19 pandemic and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2021 filed with the Securities and Exchange Commissions (the "SEC") on March 4, 2022 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended September 30, 2022. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. While lockdowns and restrictions have largely ended in the United States, a spike in COVID-19 cases and return to restrictions could cause material adverse effects on our business, financial condition, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$20,021	$20,900	$23,212	$23,246
Interest expense	(11,369)	(9,175)	(8,606)	(8,999)
Net interest income	8,652	11,725	14,606	14,247
Net decrease in the net present value of expected credit losses(1)	1,935	961	3,978	4,296
Net interest income after the impact of changes in the net present value of expected credit losses	10,587	12,686	18,584	18,543

(Loss)/income from equity method investments	(451)	(355)	(63)	89
Other income/(loss)	386	(3,563)	(3,550)	765
Total revenue, net	10,522	8,768	14,971	19,397

EXPENSE:
Related party expense - loan servicing fees	1,952	2,006	2,091	2,158
Related party expense - management fee	1,948	2,363	2,293	2,281
Professional fees	667	419	345	1,011
Real estate operating expenses	(16)	(33)	185	131
Fair value adjustment on put option liability	2,917	3,595	3,200	2,824
Other expense	1,377	1,668	1,254	1,315
Total expense	8,845	10,018	9,368	9,720
Acceleration of put option settlement	8,813	3,531	—	—
Loss on debt extinguishment	—	—	—	367
(Loss)/income before provision for income tax	(7,136)	(4,781)	5,603	9,310
Provision for income tax (benefit)	2,367	—	(28)	31
Consolidated net (loss)/income	(9,503)	(4,781)	5,631	9,279
Less: consolidated net (loss)/income attributable to non-controlling interests	(42)	16	96	(33)
Consolidated net (loss)/income attributable to Company	(9,461)	(4,797)	5,535	9,312
Less: dividends on preferred stock	1,053	1,925	1,949	1,950
Less: discount on retirement of preferred stock	5,735	2,459	—	—
Consolidated net (loss)/income attributable to common stockholders	$(16,249)	$(9,181)	$3,586	$7,362
Basic (loss)/earnings per common share	$(0.71)	$(0.40)	$0.15	$0.32
Diluted (loss)/earnings per common share	$(0.71)	$(0.40)	$0.15	$0.32

Weighted average shares – basic	22,538,891	22,754,553	22,922,316	22,905,267
Weighted average shares – diluted	22,833,465	22,754,553	22,922,316	30,439,064
____________________________________________________________

(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Cash and cash equivalents	$72,896	$84,426
Mortgage loans held-for-sale, net	—	29,572
Mortgage loans held-for-investment, net	1,006,386	1,080,434
Real estate owned properties, net(3)	6,074	6,063
Investments in securities at fair value(4)	257,812	355,178
Investments in beneficial interests(5)	127,669	139,588
Receivable from servicer	8,803	20,899
Investments in affiliates	30,944	27,020
Prepaid expenses and other assets	16,390	16,500
Total assets	$1,526,974	$1,759,680

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$481,824	$575,563
Borrowings under repurchase transactions	463,256	546,054
Convertible senior notes, net(6)	104,061	102,845
Notes payable, net(6)	106,169	—
Management fee payable	1,945	2,279
Put option liability	10,722	23,667
Accrued expenses and other liabilities	7,501	8,799
Total liabilities	1,175,478	1,259,207

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at September 30, 2022 and 2,307,400 shares issued and outstanding at December 31, 2021	9,411	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at September 30, 2022 and 2,892,600 shares issued and outstanding at December 31, 2021	25,143	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 22,883,634 shares issued and outstanding at September 30, 2022 and 23,146,775 shares issued and outstanding at December 31, 2021	235	233
Additional paid-in capital	317,273	316,162
Treasury stock	(6,695)	(1,691)
Retained earnings	26,375	66,427
Accumulated other comprehensive (loss)/income	(22,420)	1,020
Equity attributable to stockholders	349,322	497,295
Non-controlling interests(7)	2,174	3,178
Total equity	351,496	500,473
Total liabilities and equity	$1,526,974	$1,759,680
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $687.0 million and $756.8 million of loans at September 30, 2022 and December 31, 2021, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $5.2 million and $7.1 million of allowance for expected credit losses at September 30, 2022 and December 31, 2021, respectively.
(2)As of September 30, 2022 and December 31, 2021, balances for Mortgage loans held-for-investment, net include $0.9 million and $1.4 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.4 million and $0.5 million at September 30, 2022 and December 31, 2021, respectively.
(4)As of September 30, 2022, Investments in securities at fair value include an amortized cost basis of $280.2 million and a net unrealized loss of $22.4 million. As of December 31, 2021, Investments in securities at fair value include an amortized costs basis of $354.2 million and net unrealized gains $1.0 million.
(5)Investments in beneficial interests includes allowance for expected credit losses of zero and $0.6 million at September 30, 2022 and December 31, 2021, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $5.1 million at September 30, 2022 and $7.3 million at December 31, 2021. Convertible senior notes, net are presented net of deferred issuance costs of $0.5 million and $1.7 million at September 30, 2022 and December 31, 2021, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $3.8 million at September 30, 2022 and zero at December 31, 2021.
(7)As of September 30, 2022 non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	September 30, 2022			June 30, 2022			March 31, 2022			December 31, 2021
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net (loss)/income attributable to common stockholders	$(16,249)	22,538,891		$(9,181)	22,754,553		$3,586	22,922,316		$7,362	22,905,267
Allocation of loss/(earnings) to participating restricted shares	210	—		103	—		(43)	—		(79)	—
Consolidated net (loss)/income attributable to unrestricted common stockholders	$(16,039)	22,538,891	$(0.71)	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15	$7,283	22,905,267	$0.32
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	(210)	294,574		—	—		—	—		79	248,482
Amortization of put option(3)	—	—		—	—		—	—		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	—	—		—	—		—	—		2,229	7,285,315
Diluted EPS
Consolidated net (loss)/income attributable to common stockholders and dilutive securities	$(16,249)	22,833,465	$(0.71)	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15	$9,591	30,439,064	$0.32
____________________________________________________________
(1)Our outstanding warrants would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended June 30, 2022, and March 31, 2022 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of the interest expense and assumed conversion of shares from convertible notes on our diluted EPS calculation for the three months ended September 30, 2022, June 30, 2022, and March 31, 2022, would have been anti-dilutive and have been removed from the calculation.

Appendix B - Reconciliation of Operating income to Consolidated net (loss)/income available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$20,021	$20,900	$23,212	$23,246
Interest expense	(11,369)	(9,175)	(8,606)	(8,999)
Net interest income	8,652	11,725	14,606	14,247

Other income	399	423	423	765
Total revenue, net	9,051	12,148	15,029	15,012

EXPENSE:
Related party expense - loan servicing fees	1,952	2,006	2,091	2,158
Related party expense - management fees	1,948	2,363	2,293	2,281
Professional fees	667	419	345	1,011
Real estate operating expenses	6	36	16	8
Other expense	1,377	1,668	1,254	1,315
Total expense	5,950	6,492	5,999	6,773
Consolidated operating income	$3,101	$5,656	$9,030	$8,239
Basic operating income per common share	$0.14	$0.25	$0.39	$0.36
Diluted operating income per common share	$0.14	$0.25	$0.36	$0.34

Reconciliation to GAAP net (loss)/income

Consolidated operating income	$3,101	$5,656	$9,030	$8,239

Mark to market loss on loan and joint venture refinancing	—	(3,986)	(3,973)	—
Net decrease in the net present value of expected credit losses(1)	1,935	961	3,978	4,296
Fair value adjustment on put option liability	(2,917)	(3,595)	(3,200)	(2,824)
Acceleration of put option settlement	(8,813)	(3,531)	—	—
Other adjustments	(442)	(286)	(232)	(401)
(Loss)/income before provision for income tax	(7,136)	(4,781)	5,603	9,310
Provision for income tax (benefit)	2,367	—	(28)	31
Consolidated net loss/(income) attributable to non-controlling interest	42	(16)	(96)	33
Consolidated net (loss)/income attributable to Company	(9,461)	(4,797)	5,535	9,312
Dividends on preferred stock	(1,053)	(1,925)	(1,949)	(1,950)
Discount on retirement of preferred stock	(5,735)	(2,459)	—	—
Consolidated net (loss)/income attributable to common stockholders	$(16,249)	$(9,181)	$3,586	$7,362
Basic (loss)/earnings per common share	$(0.71)	$(0.40)	$0.15	$0.32
Diluted (loss)/earnings per common share	$(0.71)	$(0.40)	$0.15	$0.32
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(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.